EXHIBIT 99.1

Corporate Contact:
Jeff Yesner, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces Fourth Quarter and Fiscal Year 2012 Results
Annual Revenue Increases to $8,814,000

Fort Lauderdale, FL– March 26, 2013 – Direct Insite Corp. (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable, Accounts Receivable, and Payments automation, today announced financial results for the fourth quarter and year ended December 31, 2012. Revenue for the three months ended December 31, 2012, was $2,264,000, an increase of $115,000, or 5.4%, from revenue of $2,149,000 for the three months ended December 31, 2011. Revenue for the year ended December 31, 2012, was $8,814,000, an increase of $249,000, or 2.9%, from revenue of $8,565,000 for the year ended December 31, 2011.

As part of a new contractual arrangement with Siemens Corporation, effective February 2012, the Company no longer collected pass-through third-party scanning fees. Revenue, net of Siemens scanning for the three months ended December 31, 2012, was $2,264,000, an increase of $222,000, or 10.9%, from revenue, net of Siemens scanning of $2,042,000 for the three months ended December 31, 2011. Revenue, net of Siemens scanning for the year ended December 31, 2012, was $8,784,000, an increase of $681,000, or 8.4% from revenue, net of Siemens scanning of $8,103,000 for the year ended December 31, 2011.

 “As we build on the positive momentum with customers from 2012, we have entered 2013 with accelerating growth rates in revenue.  We anticipate that the first quarter of 2013 will be the highest quarterly revenue at Direct Insite in almost three years as the turnaround that began in May 2011 is firmly taking hold and our solutions are finding eager large corporate clients.  Additionally, we expect our cash balance at March 31, 2013 to be higher than our reported balance at year end,” stated Direct Insite President and Chief Executive Officer Matthew E. Oakes.

Net income for the three months ended December 31, 2012, was $237,000, an increase of $2,171,000, or 112.3%, from net loss of $1,934,000 for the three months ended December 31, 2011. The year-over-year increase in quarterly net income is primarily due to the favorable impact from the current year valuation of our deferred tax assets and the increase in revenue. Basic and diluted earnings per share for the three months ended December 31, 2012 was $0.02 compared to a loss per share of $0.16 for the compared prior period.

Net income for the year ended December 31, 2012, was $465,000, an increase of $3,122,000, or 117.5%, from net loss of $2,657,000 for the year ended December 31, 2011. The increase in net income for 2012 from 2011 is primarily due to the favorable impact from the current year valuation of our deferred tax assets, the non-recurrence of approximately $620,000 of severance expenses in 2011 and a decrease in third-party legal fees due to the non-recurrence of proxy solicitation costs incurred in 2011. Basic and diluted earnings per share for the year ended December 31, 2012, was $0.04 compared to a loss per share of $0.22 for the compared prior period.

Recurring revenue for the three months ended December 31, 2012, was $1,899,000, an increase of $90,000, or 5.0%, from recurring revenue of $1,809,000 for the three months ended December 31, 2011. Recurring revenue for the year ended December 31, 2012, was $7,374,000, an increase of $180,000, or 2.5%, from recurring revenue of $7,194,000 for the year ended December 31, 2011. Year-over-year recurring revenue increases are primarily due to the impact from new customers that were on-boarded at the end of 2011 and throughout 2012.

Non-recurring revenue for the three months ended December 31, 2012, was $365,000, an increase of $25,000, or 7.4%, from non-recurring revenue of $340,000 for the compared year ended. Non-recurring revenue for the year ended December 31, 2012, was $1,440,000, an increase of $69,000, or 5.0%, from non-recurring revenue of $1,371,000 for the year ended December 31, 2011. Year-over-year non-recurring revenue increases were primarily due to startup engineering services provided for new customers contracted at the end of 2011 and throughout 2012, partially offset by the elimination of third-party scanning services no longer charged to Siemens.

Working capital at December 31, 2012, was $1,895,000, an increase of 757,000, or 66.5%, from working capital of $1,138,000 at December 31, 2011. Cash provided by operating activities at December 31, 2012 was $722,000, an increase of $1,528,000, or 189.6%, compared to cash used in operations of $806,000 for the same period in 2011.

“We are continuing to focus on improving our core product offerings while expanding our client base. We are building a growing pipeline of opportunities through the deployment of a direct sales team that is focused on a targeted emerging growth market. The multiple new contracts that closed during 2012 have expanded our ongoing recurring revenue stream” Oakes commented. “In 2013, we anticipate increased demand for e-invoicing solutions as more large enterprises look to implement tools that eliminate paper, streamline business processes and accelerate cash flow.  Direct Insite’s robust and scalable AP Transformation and AR/Payment Solutions offerings uniquely position us to capitalize on this trend and partner with enterprise customers to provide mutual growth in profitability.”

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s December 31, 2012 Form 10-K, filed with the Securities and Exchange Commission on March 26, 2013, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operation

	For the Three Months Ended		For the Year Ended
Statements of Operations	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Revenue	$2,264,000	$2,149,000	$8,814,000	$8,565,000
Operating Income (Loss)	$81,000	$(165,000)	$326,000	$(696,000)
Other Expense (Income), Net	$18,000	$(116,000)	$35,000	$76,000
Income (Loss) Before Income Taxes	$63,000	$(49,000)	$291,000	$(772,000)
Provision for (Benefit from) Income Taxes	$(174,000)	$1,885,000	$(174,000)	$1,885,000
Net Income (Loss)	$237,000	$(1,934,000)	$465,000	$(2,657,000)
Basic and diluted Income (Loss) per Share	$0.02	$(0.16)	$0.04	$(0.22)
Basic shares outstanding	12,421,000	12,101,000	12,321,000	11,813,000
Diluted shares outstanding	12,434,000	12,101,000	12,328,000	11,813,000

	For the Three Months Ended
Revenue, Net of Siemens Scanning	Dec. 31, 2012	Dec. 31, 2011	$ Variance	% Variance
Total Revenue	$2,264,000	$2,149,000	$115,000	5.4%
Siemens Scanning Revenue	$–	$(107,000)	$107,000	(100.0)%
Revenue, net of Siemens Scanning	$2,264,000	$2,042,000	$222,000	10.9%

	For the Year Ended
Revenue, Net of Siemens Scanning	Dec. 31, 2012	Dec. 31, 2011	$ Variance	% Variance
Total Revenue	$8,814,000	$8,565,000	$249,000	2.9%
Siemens Scanning Revenue	$(30,000)	$(462,000)	$432,000	(93.5)%
Revenue, net of Siemens Scanning	$8,784,000	$8,103,000	$681,000	8.4%

Summarized Financial Information – Balance Sheet

Balance Sheet	Dec. 31, 2012	Dec. 31, 2011
Total Cash	$1,098,000	$687,000
Total Current Assets	$3,353,000	$2,749,000
Total Assets	$5,161,000	$4,528,000
Total Current Liabilities	$1,458,000	$1,611,000
Total Liabilities	$1,620,000	$1,892,000
Total Stockholders’ Equity	$3,541,000	$2,636,000

About Direct Insite

Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments.  Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 35 languages).  Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis.  To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months and year ended December 31, 2012 on Thursday, March 28, 2013 at 10:00 AM (Eastern).  This call is being webcast by PrecisionIR and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9210.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to retain existing customers, the effectiveness of our marketing efforts in attracting new customers, the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions, other competitive factors, general business and economic conditions, and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

Invoices On-Line is a trademark of Direct Insite Corp.